Exhibit 10.29

September 24, 2002

Mr. Jason Kellerman
c/o LookSmart, Ltd.
625 Second Street
San Francisco, CA  94107

Dear Jason:

          I am pleased to offer you a new position with LookSmart, Ltd. (the “Company”).  This letter confirms our offer and sets out the specified details of employment.  Other terms required to be observed by law also apply.

          Your position will be Chief Executive Officer.  In this position you will be reporting directly to the board of directors of the Company (the “Board”), and will have such duties as the Board reasonably may from time to time prescribe consistent with your position as Chief Executive Officer.

          Your start date in this new position will be October 1, 2002 (the “Commencement Date”).  As of the Commencement Date, you will relinquish your title as Chief Operating Officer of the Company.

          Your base compensation as of the Commencement Date will be US$300,000 per annum, which will be subject to applicable tax and other withholdings and paid in accordance with Company payroll practices.  Your base compensation will be reviewed at least annually.  In addition, your incentive compensation at 100% of “plan” will be $150,000; for partial performance against plan and for performance in excess of plan, the incentive compensation will be scaled pursuant to such formula as the Compensation Committee of the Board may establish from time to time.  Earned incentive compensation will be paid on a semi-annual basis (April 1 and October 1), based on your achievement of approved semi-annual performance targets that are mutually developed by the two of us, and reviewed and approved by the Compensation Committee.

          In your new position, you will continue to be eligible to participate in the Company’s benefits package.  The effective date of your coverage will be your original date of hire.  In addition, you will continue to be eligible to participate in the Company’s 401(k) Plan.  In the current Plan, the Company will match your contribution dollar for dollar up to 5%.  You will also continue to be eligible to participate in the Company’s Employee Stock Purchase Plan, which allows employees to purchase Company stock at a discount.  You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

          As an employee of the Company, you are entitled to vacation, holiday, sick and funeral leave.  Current policy consists of fifteen (15) days per annum vacation leave, twelve (12) holidays, two (2) floating holidays, eight (8) days per annum sick leave (additional leave at the Board’s discretion) and two (2) days funeral leave.

Mr. Jason Kellerman
September 24, 2002

Stock Options

          As described herein, you will also receive additional nonqualified stock options for 3,500,000 shares of the Company’s common stock (the “Option Shares”).  The Option Shares will be granted to you in three installments as follows:  (1) 1,500,000 shares on or about October 1, 2002; (2) 1,500,000 shares at the first meeting of the Compensation Committee in 2003 to be held not later than January 22, 2003; and (3) 500,000 shares at the first meeting of the Compensation Committee in 2004.  The exercise price for your Option Shares will be the closing price of the Company’s common stock as quoted on the Nasdaq National Market on the trading day prior to the approval of your grant.  The first installment of the Option Shares will vest over a period of five years, 1/60th per month, commencing on the Commencement Date (the “Vesting Commencement Date”).  The vesting of the second and third installments will be over a period of five years, 1/60th per month, and will be adjusted to begin as of the Vesting Commencement Date.  Such Option Shares will be subject to the terms and conditions of the Company’s Stock Option Plan and the applicable Stock Option Agreement, such agreement to be consistent with the terms outlined in this letter.  If any of the Option Shares are not granted for any reason as described above, the vesting of the Option Shares that have been granted will be adjusted so that the number of issued, vested options will reflect the number of vested options that would have existed had the option grants been made as described above.  To the extent vesting is so adjusted, such adjustment will offset on a share for share basis the Company’s obligation to issue new options.

At-Will Employment

          You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to resign at any time for any reason or no reason; similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

          If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of: (a) 100% of your then current annual base salary, and one hundred percent (100%) of your annual incentive compensation at plan, payable in one lump sum within five (5) business days after the date of termination, (b) 700,000 of the unvested Option Shares held by you on the date of termination shall vest and become immediately exercisable, such vesting to occur from the unvested Option Shares granted to you on or about October 1, 2002, and any remainder from the successive grants of the Option Shares, vesting the earliest grants first, and (c) one (1) year of continued benefits coverage from the date of termination; provided however, that such benefits coverage will terminate in less than one year if during such time you accept other employment that provides benefits.  In addition, if you are terminated without “cause” or voluntarily resign for “good reason”, then the time during which you may exercise your Option Shares will be extended to a date which is twenty-four (24) months following the date of such termination.

          Solely for purposes of the severance provisions herein, and the provisions regarding accelerated vesting below, “cause” shall mean that you:

Mr. Jason Kellerman
September 24, 2002

•

are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any willful and knowing act of personal dishonesty resulting in personal enrichment from your relationship with the Company or any subsidiary or affiliate or which is otherwise detrimental to the Company in any material respect;

•	fail to perform your duties to the Company in good faith and to the best of your ability after notice to you and 30 days’ opportunity to cure such failure;

•

willfully disregard or fail to follow reasonable instructions or material duties assigned from the Board to do any legal act related to the Company’s business after notice to you and 10 days’ opportunity to cure such conduct;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company; or

•	commit any material violation of any state or federal law relating to the workplace environment.

          Solely for purposes of the severance provisions herein, and the provisions regarding accelerated vesting below, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties, responsibilities or authority or a reduction in your base cash compensation or bonus opportunity of more than 10%, or (ii) a change in your job location of more than 50 miles from its location as of the date hereof (or such subsequent location as you approve in writing) in connection with a Change in Control (as defined below).

Accelerated Vesting

          As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation, merger, tender offer or new issuance of shares (other than pursuant to an employee stock option plan or any other employee benefit plan) pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

          If, during the term of your employment there occurs a Change of Control, then, on the effective date of such Change of Control, 1,750,000 (including all of the unvested Option Shares granted to you on or about October 1, 2002, and the remainder from the successive grants of the Option Shares, vesting the earliest grants first) of the unvested Option Shares (and fifty percent (50%) of other stock option awards granted to you unless such award indicates otherwise) held by you on the date of such Change of Control shall vest and become immediately exercisable.  If there is a Change of Control and you voluntarily resign without “good reason”, then the time during which you may exercise your Option Shares will be extended to a date which is twelve (12) months following the date of such resignation.  If following such Change of Control (1) you are terminated without “cause” by the surviving corporation, or (2) you voluntarily resign for

Mr. Jason Kellerman
September 24, 2002

“good reason” (the occurrence of either (1) or (2) following a Change of Control, a “Double Trigger Event”), then all of your remaining unvested Option Shares shall vest and become immediately exercisable.  If your employment is terminated without “cause” within forty-five (45) days before a Change of Control, then on the effective date of such Change of Control it will be deemed to constitute a Double Trigger Event.

          In addition, if there is a Double Trigger Event, then the time during which you may exercise your Option Shares will be extended to a date which is twenty-four (24) months following the date of such Double Trigger Event.

          If a Change of Control occurs before all of the Option Shares have been granted, the surviving corporation (or purchaser of substantially all of the assets of the Company) will grant the remainder of the Option Shares immediately, and will adjust the vesting of such Option Shares consistent with this letter.  The number of Option Shares to be granted hereunder by the surviving corporation will be adjusted consistent with the consideration paid to holders of the Company’s common shares by the acquiring entity.

Confidential Information

          Given the high value of information in this market, it is essential that during your employment and at any time thereafter you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties.  By signing this letter, you confirm that the Employment, Confidential Information and Arbitration Agreement between you and the Company remains in full force and effect.

Other

          The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, pursuant to the terms of that certain Indemnification Agreement between you and the Company, which agreement remains in full force and effect.

          You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date).  In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

          Except as otherwise expressly stated herein, this agreement supercedes any prior agreement (whether written or oral) between you and the Company related to your employment, although it will not supercede the Company’s obligation to provide you with (i) a housing allowance of up to US$2800 per month through December 31, 2002; (ii) relocation benefits from Sydney, Australia to San Francisco, California consistent with the Company’s relocation guidelines; and (iii) reimbursement for the preparation of your United States and Australian tax returns for the tax year 2001 and tax equalization for such year.

          In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration in

Mr. Jason Kellerman
September 24, 2002

accordance with the terms of the separate Employment, Confidential Information and Arbitration Agreement between you and the Company, which agreement remains in full force and effect.

          Thank you for agreeing to take on this critical role for the Company.

          In order to make this a valid agreement, we ask that you complete the following acknowledgment, initial each page of this letter and return it to me.  If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ EVAN THORNLEY

Evan Thornley Chairman of the Board

Accepted and agreed to by:	/s/ JASON KELLERMAN	Date: ___________

Jason Kellerman